Exhibit 10.3

RESTRICTED STOCK UNIT AGREEMENT

AGREEMENT, dated as of _________, 20__ (the “Grant Date”), by and between Ethan Allen Interiors Inc. (the “Company”) and M. Farooq Kathwari (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Company maintains the Ethan Allen Interiors Inc. Stock Incentive Plan, as amended from time to time (the “Plan”); and

WHEREAS, the Executive has been selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to receive a Restricted Stock Unit grant under the Plan pursuant to an employment agreement between the Company and the Executive dated as of February 3, 2022 (the “Employment Agreement”)

WHEREAS, to the extent not specified in the Plan, the terms of the award have been determined by the Committee and are set forth in this Agreement and the Employment Agreement;

WHEREAS, if not defined herein, capitalized terms used herein shall have the meanings assigned to them in the Employment Agreement or, if not defined therein, in the Plan;

NOW THEREFORE, IT IS AGREED between the Company and the Executive as follows:

1.

Award.  The Executive is hereby granted as of the Grant Date an award of _____ Restricted Stock Units payable in shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), upon vesting. Each Restricted Stock Unit represents the number of shares of Common Stock eligible for vesting under this grant, subject to adjustment as provided in the Plan and Employment Agreement. Once the Restricted Stock Units have vested, the shares of Common Stock underlying such Restricted Stock Units will be issued and paid in accordance with the Plan, this Agreement and the Employment Agreement.

2.	Vesting. The Restricted Stock unit shall service vest in accordance with the following schedule:

Number of Shares	Vesting Date
_______	_______, 20__
_______	_______, 20__
_______	_______, 20__

3.

Forfeiture.  Accelerated vesting and/or forfeiture of the Restricted Stock Units shall be controlled by and as set forth in the Plan and Employment Agreement. Any portion of the Restricted Stock Units which do not vest on the Vesting Date in accordance with the terms hereof, or the Employment Agreement which shall be controlling, shall be immediately forfeited by the Executive, returned and released to the Company, and the Executive thereafter shall have no further rights with respect to that portion of the Restricted Stock Units.

4.

Change in Control.  Notwithstanding the provisions of paragraph 2, and pursuant to the provisions of the Employment Agreement which shall be controlling and are fully incorporated herein by reference, the Restricted Stock Units will vest and become fully earned upon the occurrence of a Change in Control, if the Executive is then employed by the Company and such Restricted Stock Units have not previously been forfeited

5.

Company Policies. Notwithstanding any provisions in this Agreement to the contrary, the Executive's right to receive (or retain) any Restricted Stock Units and underlying shares of Common Stock pursuant to this Agreement and the Employment Agreement will be subject to “claw-back” or similar obligations set forth in Company policies duly approved by the Company's Board of Directors and required by applicable laws and regulations (including by any securities exchange) applicable to the Company and the Executive, and, furthermore, will be subject to the retention and restriction on sale, hedging, transfer or similar obligations in relation to Company executives set forth in Company policies duly approved by the Company's Board of Directors.

6.

Adjustments to Number of Shares.  Without limiting adjustments provided for in the Plan, in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, spinoff, recapitalization or other similar change, the terms and the number of any outstanding Restricted Stock Units and underlying shares of Common Stock shall be equitably adjusted by the Committee to the extent that such adjustment is necessary to preserve the benefit of this Agreement for the Executive and the Company.

7.	Not a Contract of Employment. This Agreement does not constitute a contract of employment and does not give the Executive the right to be retained in the employ of the Company.

8.

Withholding of Taxes. Prior to the delivery to the Executive (or the Executive’s estate, if applicable) of a stock certificate or evidence of book entry ownership of shares of Common Stock issuable and payable hereunder, the Executive (or the Executive’s estate) shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such shares of Common Stock. By executing and returning this Agreement, the Executive (or the Executive’s estate) shall be deemed to have elected to have the Company withhold a portion of such shares of Common Stock having an aggregate fair market value (as determined pursuant to the Plan) equal to the Withholding Taxes in satisfaction of the Withholding Taxes, such election to continue in effect until the Executive (or the Executive’s estate) notifies the Company before such delivery that the Executive (or the Executive’s estate) shall satisfy such obligation in cash, in which event the Company shall not withhold a portion of such Common Stock as otherwise provided in this paragraph 7.

9.

Terms of Plan. Notwithstanding any other provision of this Agreement, the terms of the Plan shall govern this Agreement and, to the extent not governed by the Plan, the terms of the Employment Agreement shall govern this Agreement, and this Agreement shall be subject, in all respects, to the terms and conditions of the Plan and the Employment Agreement.

10.

Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

11.

Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to choice of law principles. Notwithstanding any other provision of this Agreement to the contrary, the Company may subject shares or other securities transferred pursuant to this Agreement to such conditions, limitations or restrictions as the Company determines to be necessary or desirable to comply with any applicable law or regulation.

12.	Amendment. This Agreement may be amended by written agreement of the Executive and the Company, without the consent of any other person.

13.	Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

EXECUTIVE

M. Farooq Kathwari

ETHAN ALLEN INTERIORS INC.

By:

Name:

Title:

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